UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form CB

TENDER OFFER/RIGHTS OFFERING NOTIFICATION FORM

(Amendment No. 1)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to file this Form:

Securities Act Rule 801 (Rights Offering)	☐
Securities Act Rule 802 (Exchange Offer)	☒
Exchange Act Rule 13e-4(h)(8) (Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(c) (Third Party Tender Offer)	☐
Exchange Act Rule 14e-2(d) (Subject Company Response)	☐

Filed or submitted in paper if permitted by Regulation S-T Rule 101(b)(8) ☐

Note: Regulation S-T Rule 101(b)(8) only permits the filing or submission of a Form CB in paper by a party that is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act.

O1 Properties Finance Plc

(Name of Subject Company)

N/A

(Translation of Subject Company’s Name into English (if applicable))

Cyprus

(Jurisdiction of Subject Company’s Incorporation or Organization)

O1 Properties Finance Plc (as Issuer)

O1 Properties Limited (as Guarantor)

(Name of Person(s) Furnishing Form)

U.S.$350,000,000 8.25 per cent. Notes due 2021

(Title of Class of Subject Securities)

67110MAA5

(CUSIP Number of Class of Securities (if applicable))

Adina Szemethy

O1 Properties Finance PLC

18 Spyrou Kyprianou, 2nd Floor

Nicosia

1075

Cyprus

Telephone: +357 22024400

Copies to:

Cameron Half

Dentons UK and Middle East LLP

One Fleet Place

London EC4M 7WS

United Kingdom

Telephone: +44 20 7246 7175

(Name, Address (including zip code) and Telephone Number (including area code) of
Person(s) Authorized to Receive Notices and Communications on Behalf of Subject Company)

December 10, 2020 (Publication of Consent Solicitation Memorandum)

(Date Consent Solicitation Commenced)

PART I - INFORMATION SENT TO SECURITY HOLDERS

Item 1. Home Jurisdiction Documents

(a)(1) Consent Solicitation Memorandum dated 10 December 2020, attached hereto as Exhibit 99.1.*

(a)(2) Notice of Meeting dated 10 December 2020, attached hereto as Exhibit 99.2.**

(a)(3) Announcement of Solicitation of Consents dated 10 December 2020, attached hereto as Exhibit 99.3.***

(a)(4) Announcement of Consent Solicitation Results dated January 7, 2021, attached hereto as Exhibit 99.4

(b) Not applicable.

*Previously furnished as Exhibit 99.1 to Form CB with the Securities and Exchange Commission on December 10, 2020.

**Previously furnished as Exhibit 99.2 to Form CB with the Securities and Exchange Commission on December 10, 2020.

***Previously furnished as Exhibit 99.3 to Form CB with the Securities and Exchange Commission on December 10, 2020.

Item 2. Informational Legends

The required legends have been included in prominent portions of Exhibit 99.1 referred to in Part I, Item I.

PART II - INFORMATION NOT REQUIRED TO BE SENT TO SECURITY HOLDERS

(1) Not applicable.

(2) Not applicable.

(3) Not applicable.

PART III - CONSENT TO SERVICE OF PROCESS

Written irrevocable consents and powers of attorney on Form F-X have been filed by O1 Properties Finance Plc and O1 Properties Limited with the Securities and Exchange Commission on 10 December 2020.

PART IV - SIGNATURES

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

O1 Properties Finance Plc (as Issuer)		O1 Properties Limited (as Guarantor)

(Signature)	/s/ Dimitrios Giannakopoulos	(Signature)	/s/ Adina Viviana Szemethy

(Name and Title)	Dimitrios Giannakopoulos Director	(Name and Title)	Adina Viviana Szemethy Director

(Date)	07 January 2021	(Date)	07 January 2021

Exhibit Index

Exhibit Number	Description

Exhibit 99.1	Consent Solicitation Memorandum dated 10 December 2020*

Exhibit 99.2	Notice of Meeting dated 10 December 2020**

Exhibit 99.3	Announcement of Solicitation of Consents dated 10 December 2020.***

Exhibit 99.4	Announcement of Consent Solicitation Results dated January 7, 2021.

*Previously furnished as Exhibit 99.1 to Form CB with the Securities and Exchange Commission on December 10, 2020.

**Previously furnished as Exhibit 99.2 to Form CB with the Securities and Exchange Commission on December 10, 2020.

***Previously furnished as Exhibit 99.3 to Form CB with the Securities and Exchange Commission on December 10, 2020.

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